Exhibit 99.1

	For:	Equinox Holdings, Inc.

	Investor Contact:	Larry M. Segall
Chief Financial Officer
(212) 774-6340
For Immediate Release
Christine Greany
Tidal Communications, Inc.
(858) 490-4601

	Media Contact:	Judy Taylor
Vice President, Public Relations
(212) 774-6330

EQUINOX HOLDINGS ANNOUNCES FINANCIAL RESULTS FOR THE

NINE MONTHS ENDED SEPTEMBER 30, 2005

Company to be Acquired by Pre-Eminent Real Estate Development Firm,

The Related Companies, L.P.

NEW YORK (December 5, 2005) - Equinox Holdings, Inc. today announced financial results for the nine months ended September 30, 2005.  The company will file its first, second and third quarter 2005 Forms 10-Q with the Securities and Exchange Commission today.

For the nine months ended September 30, 2005, total revenue increased 22% to $129.6 million compared to $106.0 million a year ago.  Revenue from comparable fitness clubs rose 12.1%.  Operating income increased to $18.2 million versus $13.2 million in the first nine months of 2004.  Adjusted EBITDA improved to $31.0 million for the nine months ended September 30, 2005 as compared with $24.6 million for the prior year period.  Net loss was $(9.0 million) compared to net income of $1.3 million in 2004 as a result of a $12.3 million charge in 2005 for the valuation of the company’s common stock put warrant liability (refer to Note 6 in the company’s Form 10-Q for the quarterly period ended September 30, 2005).  As of September 30, 2005, active member count had risen to more than 85,000, an improvement of 14% versus a year ago.

Third quarter total revenue for the period ended September 30, 2005 was $44.0 million, an increase of 22% versus $36.2 million in the year ago period.  Revenue from comparable fitness clubs rose 12.1% during the third quarter of 2005.  Operating income was $5.3 million versus

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$6.1 million in the third quarter of 2004.  The year-over-year decline is primarily due to the fact that marketing expenses in the third quarter of 2004 were lower than normal, owing to a shift in the timing of spending last year.  Operating income was also impacted by the number of newly opened clubs relative to ramping and mature clubs.  Adjusted EBITDA was $9.8 million, essentially flat compared to $9.7 million in the third quarter of 2004.  Third quarter net income was $723,000 compared to $971,000 in 2004.

Total revenue for the second quarter ended June 30, 2005 increased 22% to $44.3 million compared to $36.2 million in 2004.  Revenue from comparable fitness clubs increased 11.5% for the period.  Second quarter operating income rose 34% to $7.0 million compared to $5.2 million in 2004.  Adjusted EBITDA increased to $11.3 million versus $8.8 million in the second quarter of 2004.  Net income improved to $1.6 million compared to $1.0 million in 2004.

Total revenue for the first quarter ended March 31, 2005 increased 23% to $41.4 million compared to $33.6 million in 2004.  Revenue from comparable fitness clubs rose 13.0% for the period.  First quarter operating income increased significantly to $5.9 million versus $2.0 million in the comparable period of 2004.  Adjusted EBITDA improved to $10.0 million in the first quarter of 2005 as compared with $6.2 million in the prior year first quarter.  Net loss was $(11.3 million) compared to net loss of $(0.6 million) in 2004 as a result of a $12.3 million charge in 2005 for the valuation of the company’s common stock put warrant liability (refer to Note 6 in the company’s Form 10-Q for the three months ended March 31, 2005).

“We turned in strong results during the first nine months of the year, experiencing solid revenue growth across all categories, including Membership, Personal Training, Retail and Spa,” said Harvey Spevak, president and chief executive officer.  “Importantly, both our new and ramping clubs continue to perform well as consumers enthusiastically embrace our innovative programs and high quality service offerings.  Active member count rose 14% during the period and member retention remained stable at approximately 66%, reflecting the increasing strength of the Equinox brand.”

Spevak added, “Our new club opening plans remain on track and the development pipeline continues to be robust.  We have opened 6 locations thus far in 2005 in San Mateo, Palos Verdes and Westwood, CA, Mamaroneck, NY, Chicago, IL and our first Florida club in Miami’s South Beach.  We have an additional 2 club openings slated for the balance of the year in Great Neck, NY and Newport Beach, CA.  Our current plans call for 6 locations in 2006, including Coral Gables, FL, Palo Alto, CA, New York City’s SOHO neighborhood, Brooklyn Heights, NY, the Metro New York area and Southern California.”

Separately, the company announced that it has agreed to be acquired by The Related Companies, L.P., one of the nation’s most pre-eminent real estate development firms.  The Related Companies has agreed to acquire 100% of the issued and outstanding common stock of the company for an amount in cash equal to $505 million, less certain indebtedness, the payments in connection with the cancellation of options, and certain transaction expenses.  As part of Related’s proposed financing for the transaction, a Related entity will commence a cash tender offer to purchase Equinox’s outstanding 9% Senior Notes due 2009.

“We are very excited about our transaction with The Related Companies, which was announced this morning,” continued Spevak.  “Their leadership position in developing premier properties, combined with our development focus, will create obvious synergies going forward, including reduced site identification and club development costs.  We believe their expertise will provide us with a unique competitive advantage as we continue to broaden our presence in existing geographic clusters and bring the Equinox brand to new markets.”

As of September 30, 2005, the company had approximately $16 million in unrestricted cash and cash equivalents, no borrowings under its revolving credit facility and long-term debt of $163 million.

Conference Call Information

The company will host a conference call, featuring Harvey Spevak, president and chief executive officer and Larry Segall, chief financial officer, today, December 5, 2005 at 2:30 p.m. Eastern Time. The conference call will be available through a live audio webcast at www.equinoxfitness.com and www.fulldisclosure.com.  A replay will be available and archived on those web sites the same day beginning at approximately 4:30 p.m. Eastern Time.  To listen to the live call, please dial (866) 770-7146 and request the Equinox conference call.  A telephone replay will also be available at (888) 286-8010, I.D. #87452849 from approximately 4:30 p.m. Eastern Time on December 5, 2005 through December 12, 2005.

Equinox Holdings, Inc. operates upscale, full-service fitness clubs, catering to the middle- to upper-end market segment.  The company offers an integrated selection of Equinox-branded programs, services and products, including strength and cardio training, group fitness classes, personal training, spa services and products, apparel and food/juice bars.  Since its inception in 1991, Equinox has developed a lifestyle brand that represents service, value, quality, expertise, innovation, attention to detail, market leadership and results.  As of December 1, 2005, the company operated 30 Equinox fitness clubs.

Non-GAAP Financial Measures - Adjusted EBITDA for the Three and Nine Months Ended September 30, 2005 and Pro Forma Adjusted EBITDA for the Three and Nine Months Ended September 30, 2005

Equinox uses Adjusted EBITDA to assess Equinox’s operating performance. Equinox believes this financial measure is helpful in assessing the overall performance of Equinox’s business, and is helpful in highlighting trends in its overall business because the items excluded in calculating Adjusted EBITDA are of a non-operating nature.

Equinox presents Adjusted EBITDA as one of its non-GAAP measures because it could be a key component in the determination of our compliance with certain covenants under our credit agreement.  Since we have not drawn on the credit agreement these covenants are not yet in force.

Adjusted EBITDA is an unaudited non-GAAP financial measure for Equinox, and is provided for informational purposes only. Certain items are included in the table below that are not measured under GAAP and are not intended to supplant other information provided in accordance with GAAP.  Furthermore, these measures may not be comparable to those used by other companies.  The following information should be read in conjunction with the audited consolidated financial statements of Equinox Holdings, Inc. and the notes thereto as filed in its Annual Report on Form 10-K, for the year ended December 31, 2004, and the unaudited condensed consolidated financial statements and notes thereto as filed in its Quarterly Reports  on Form 10-Q for the quarters ended March 31, 2005, June 30, 2005 and September 30, 2005.

Adjusted EBITDA means, for any period, earnings before interest, taxes, depreciation and amortization (EBITDA) plus additional items deducted from, or added to, net income as follows:

•                  Related party management fees,

•                  Non-cash deferred rent,

•                  Valuation of common stock put warrants reported as other (income) expense.

Pro Forma Adjusted EBITDA means, for any period, Adjusted EBITDA plus non-recurring or other charges as follows:

•                  Professional Fees-2004 Restatements – Costs incurred for fees paid to outside auditors, legal and other professionals related to restatement of previously issued 2004 financial statements.

•                  WEHO – In connection with a landlord dispute, the company incurred legal costs and parking fees.  Although a judgment was in favor of the company on February 25, 2005 whereby the landlord is required to reimburse the company, the judgment is under appeal and the benefit of this contingent receipt has not been reflected in the company’s financials as of September 30, 2005.

•                  SOX Compliance – Professional fees incurred related to compliance with the requirements of the Sarbanes-Oxley Act with respect to internal controls.

Adjusted EBITDA and Pro Forma Adjusted EBITDA for the three and nine months ended September 30, 2005 set forth below are reconciled to net income, which is believed to be the most directly comparable measure of GAAP for performance measures.

Adjusted EBITDA and Pro Forma Adjusted EBITDA are not measurements of financial performance under GAAP and should not be considered as an alternative to cash flow from operating activities or as a measure of liquidity or an alternative to net income as indicators of Equinox’s performance or any other measures of performance derived in accordance with GAAP.

Pro Forma Adjusted EBITDA is also a significant criterion of performance-based components of employee compensation.

The reconciliation set forth below is provided in accordance with Regulations G and S-K and reconciles the non-GAAP financial measures with the most directly comparable GAAP financial measures.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995.  Such statements include, but are not limited to, statements that represent our beliefs concerning future operations, strategies, financial results or other developments, and contain words and phrases such as “may,” “expects,” “should,” or similar expressions.  Because these forward-looking statements are based on management’s current estimates and assumptions that are inherently subject to significant business, economic and competitive uncertainties, many of which are beyond our control or are subject to change, actual results could be materially different.  Factors that could cause actual results to differ materially from the forward-looking statements include, but are not limited to: changes in general economic conditions in the United States; changes in operations and prospects; the degree to which we are leveraged; the relative success and timing of our business strategies; our ability to execute and manage our growth strategy; adverse regional conditions; funding needs and financing sources; increased competition in the fitness industry; and actions of third parties, such as legislative bodies and government regulatory agencies.  We assume no obligation and do not intend to update these forward-looking statements.

(tables to follow)

Equinox Holdings, Inc. and Subsidiaries

Condensed Consolidated Statements of Income

(Thousands of dollars)

(UNAUDITED)

	Three Months Ended Sept 30,		Nine Months Ended Sept 30,
	2005	2004	2005	2004
		(Restated)		(Restated)
Revenue:
Membership revenue	$29,502	$24,653	$85,032	$70,315
Personal training revenue	9,722	7,288	29,545	22,649
Other revenue	4,745	4,231	15,004	13,034
Total revenue	43,969	36,172	129,581	105,998

Expenses:
Compensation and related	17,945	14,121	52,967	43,235
Rent and occupancy	6,379	5,161	18,650	15,048
General and administrative	9,970	7,352	27,273	24,135
Related-party management fees	200	210	625	614
Depreciation and amortization	4,184	3,277	11,893	9,732
Total operating expenses	38,678	30,121	111,408	92,764
Income from operations	5,291	6,051	18,173	13,234

Other income (expense):
Interest expense	(3,949)	(4,157)	(11,999)	(12,408)
Interest income	140	104	404	265
Other income (expense)	0	(231)	(12,309)	1,337
Total other expense	(3,809)	(4,284)	(23,904)	(10,806)
Income (loss) before provision for Income taxes	1,482	1,767	(5,731)	2,428
Provision for income taxes	(759)	(796)	(3,250)	(1,093)
Minority interest	—	—	(24)	—
Net income (loss)	$723	$971	$(9,005)	$1,335

Equinox Holdings, Inc. and Subsidiaries

Reconciliation to Net Income (Loss) of Unaudited Adjusted EBITDA and Pro Forma Adjusted EBITDA

(Thousands of dollars)

(UNAUDITED Non-GAAP Financial Measures)

	First Quarter 2005		Second Quarter 2005		Third Quarter 2005		Third Quarter YTD 2005
	Three Months Ended		Three Months Ended		Three Months Ended		Nine Months Ended
	March 31,		June 30,		September 30,		September 30,
	2005	2004	2005	2004	2005	2004	2005	2004
		(Restated)		(Restated)		(Restated)		(Restated)
Calculation of EBITDA:
Net income (loss)
Depreciation and amortization	$(11,325)	$(593)	$1,596	$956	$723	$971	$(9,005)	$1,335
Provision for (benefit from) income taxes	3,799	3,135	3,910	3,320	4,184	3,277	11,893	9,732
Interest expense, net	993	(485)	1,498	782	759	796	3,250	1,093
EBITDA	3,883	3,772	3,902	4,319	3,809	4,053	11,595	12,143
	(2,650)	5,829	10,906	9,377	9,475	9,097	17,733	24,303
Adjustments to EBITDA:
Related party management fees	200	402	225	2	200	210	625	614
Non-cash deferred rent	111	640	153	249	94	117	358	1,006
Other (income) expense	12,309	(714)	—	(854)	—	231	12,309	(1,337)
Adjusted EBITDA	$9,970	$6,157	$11,284	$8,774	$9,769	$9,655	$31,025	$24,586

Pro Forma adjustments for non-recurring and other charges
Professional Fees- 2004 Restatements	173	—	275	—	30	—	478	—
WEHO	137	750	143	920	135	613	415	2,283
SOX Compliance	—	—	350	—	697	—	1,047	—
	$310	$750	$768	$920	$862	$613	$1,940	$2,283
Pro Forma Adjusted EBITDA	$10,280	$6,907	$12,052	$9,694	$10,631	$10,268	$32,965	$26,869

Equinox Holdings, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

(Thousands of dollars)

	September 30,	December 31,
	2005	2004
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$16,249	$27,506
Accounts receivable, net of allowance for doubtful accounts of $110 and $60, respectively	2,763	1,984
Due from affiliated entities	10	509
Deferred income taxes	10,773	10,774
Prepaid expenses and other current assets	12,173	8,502
Total current assets	41,968	49,275
Property and equipment, net of accumulated depreciation of $52,228 and $40,256, respectively	184,209	150,784
Goodwill, net	2,503	2,503
Deferred financing costs, net	5,438	6,457
Other assets	7,296	7,448
Total assets	$241,414	$216,467

Liabilities and Shareholders’ Deficit
Current liabilities:
Accounts payable and accrued expenses	$19,333	$8,234
Deferred revenue	38,064	34,217
Current installments of long-term debt	622	852
Total current liabilities	58,019	43,303
Deferred revenue	816	619
Long-term debt	161,798	162,097
Deferred rent	39,101	32,667
Common stock put warrants	25,488	13,179
Due to founding Shareholders	3,988	3,497
Deferred income taxes	1,569	1,569
Total long-term liabilities	232,760	213,628
Total liabilities	290,779	256,931
Commitments and contingencies
Minority interest	—	—
Shareholders’ deficit	(49,365)	(40,464)
Total liabilities and Shareholders’ deficit	$241,414	$216,467